Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the inclusion of our report dated December 6, 2003, with respect to the financial statements of Tamtron Corporation as of September 30, 2003 and December 31, 2002, and for the periods then ended, in this Form 8-K/A of IMPAC Medical Systems, Inc., dated December 23, 2003.

IRELAND SAN FILIPPO, LLP

April 23, 2004